                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant   [X]

Filed by a Party other than the Registrant    [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the Commission Only
[X]  Definitive Proxy Statement                 (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                EEX Corporation
          ----------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



           ----------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

         -------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

         -------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

         -------------------------------------------------------------------

     (5) Total fee paid:

         -------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials:

     -----------------------------------------------------------------------

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

         -------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

         -------------------------------------------------------------------

     (3) Filing Party:

         -------------------------------------------------------------------

     (4) Date Filed:

         -------------------------------------------------------------------

                                EEX Corporation
                   Notice of Annual Meeting of Shareholders
                           To be Held on May 9, 2000

To the Shareholders of
EEX Corporation:

  The Annual Meeting of the Shareholders of EEX Corporation, a Texas corporation (the "Company"), will be held at the Company's offices at 2500 CityWest Blvd., Houston, Texas 77042 on Tuesday, May 9, 2000, at 10:00 a.m., for the following purposes:

  1. To elect two Directors for terms expiring at the Annual Meeting held in 2003;

  2. To ratify the Board of Directors' appointment of Ernst & Young LLP as independent auditors of the Company for the year ended December 31, 2000; and

  3. To consider and act upon such other business as may be properly presented to the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business March 13, 2000, as the record date for the determination of the shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at such meeting. A list of such shareholders will be available at the time and place of the meeting and during the ten days prior to the meeting at the office of the Corporate Secretary of the Company at the address above.

  Shareholders are cordially invited to attend the Annual Meeting. Regardless of whether you expect to attend the meeting in person, we urge you to read the attached Proxy Statement and sign, date and mail the accompanying proxy card in the enclosed postage-prepaid envelope. It is important that your shares are represented at the meeting, and your promptness will assist us in making necessary preparations for the meeting. If you receive more than one proxy card because your shares are registered in different names or addresses, each card should be completed and returned to assure that all your shares are voted.

  A form of Proxy, a Proxy Statement, and the Company's 1999 Annual Report on Form 10-K accompany this Notice of Annual Meeting.

                                   By Order of the Board of Directors,

                                   Janice K. Hartrick
                                   Senior Vice President, General Counsel
                                   and Corporate Secretary

Houston, Texas
March 31, 2000

                                EEX Corporation
                            2500 CityWest Boulevard
                                  Suite 1400
                             Houston, Texas 77042
                                (713) 243-3100

                                PROXY STATEMENT

                        Annual Meeting of Shareholders
                           To be Held on May 9, 2000

  This Proxy Statement is being mailed on or about March 31, 2000, to shareholders of EEX Corporation, a Texas corporation (the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on May 9, 2000, at 10:00 a.m., at the Company's offices at 2500 CityWest Blvd., Houston, Texas 77042.

  The purpose of the Annual Meeting is to consider and vote upon (i) the election of two Directors for terms expiring at the Annual Meeting held in 2003, (ii) the ratification of the appointment of Ernst & Young LLP as independent auditors of the Company, and (iii) such other matters as may be properly presented to the meeting or any adjournment thereof.

  The enclosed proxy may be revoked at any time before it is exercised by filing with the Corporate Secretary an instrument revoking it, by submitting a subsequently dated proxy, or by appearing at the annual meeting and voting in person. Unless revoked, a properly signed and dated proxy that is returned will be voted in accordance with the directions thereon. If no instructions are specified, the shares will be voted for the election of the nominees for Director and for the ratification of the appointment of Ernst & Young LLP as independent auditors. If other matters are properly presented before the Annual Meeting, the persons voting the proxies will vote them in accordance with their best judgment.

  Holders of record of the Company's common stock (the "Common Stock") at the close of business on the record date, March 13, 2000, are entitled to vote at the Annual Meeting. On March 13, 2000, the Company had outstanding 42,755,871 shares of Common Stock. Each share of Common Stock is entitled to one vote at the Annual Meeting.

  Holders of record of the Company's Series B 8% Cumulative Perpetual Preferred Stock (the "Preferred Stock") are entitled to vote upon all matters upon which holders of Common Stock have the right to vote. Each share of Preferred Stock is entitled to the number of votes equal to the quotient of
(i) 8,000,000 divided by (ii) the number of outstanding shares of Preferred Stock, but in no event more than 5.334 votes per share of Preferred Stock. On March 13, 2000, the Company had outstanding 1,621,172 shares of Preferred Stock, entitling the holders thereof to 8,000,000 votes at the Annual Meeting.

  The holders of a majority of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. A plurality of the votes cast at this meeting is required for the election of Directors. A majority of the votes cast or expressly abstaining is required for the ratification of the appointment of independent auditors. Other than a matter for which a specified portion of the shares entitled to vote is required by statute, the Company's Restated Articles of Incorporation or Bylaws, any other matter submitted for approval would require the affirmative vote of the holders of a majority of the shares entitled to vote at the meeting, and voted for or against or expressly abstaining. The inspectors of election will treat broker non-votes on any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote as shares not entitled to vote with respect to that matter; however, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on other matters.

  Enclosed with this Proxy Statement is a copy of the Company's 1999 Annual Report which is not to be regarded as proxy soliciting material or as a communication by means of which solicitation is made.

                             ELECTION OF DIRECTORS

Information Regarding Nominees

  Two Directors will be elected at the Annual Meeting. The Company's Bylaws provide for a classified Board. The Directors are divided into three classes with staggered terms expiring at the third Annual Meeting following the one at which members of the class are elected. The following Directors have been nominated for election by the Board of Directors upon recommendation of the Governance and Nominating Committee to serve for a term expiring at the Annual Meeting in 2003:

B. A. Bridgewater, Jr.

  Mr. Bridgewater, age 66, retired in 1999 as Chairman, President and Chief Executive Officer of Brown Group, Inc., a wholesaler and retailer of footwear. He has been a Director of the Company since January 1995. Mr. Bridgewater is also a Director of FMC Corporation.

Michael P. Mallardi

  Mr. Mallardi, age 66, retired in 1996 as the Senior Vice President of Capital Cities/ABC, Inc., and President of Capital Cities/ABC Broadcast Group, a part of the Walt Disney Company and a television and radio broadcaster. He has been a Director of the Company since October 1996. Mr. Mallardi is also the trustee of a number of mutual funds operated by J.P. Morgan.

  The Board of Directors recommends a vote "FOR" election of the Nominees to the Board of Directors.

  Information about the Company's continuing Directors is set forth below:

Thomas M Hamilton (term expires 2001)

  Mr. Hamilton, age 56, became a Director and was elected Chairman, President and Chief Executive Officer of the Company in January 1997. Previously Mr. Hamilton served Pennzoil Company for five years where he was Executive Vice President, and President of Pennzoil Exploration & Production Company. Pennzoil is engaged in exploration and production, refining, marketing and franchising.

Frederick S. Addy (term expires 2002)

  Mr. Addy, age 68, retired as Executive Vice President, Chief Financial Officer, and Director of Amoco Corporation, an international integrated oil and gas company, in 1994. Mr. Addy has been a Director of the Company since January 1995. He also served the Company as interim Chairman and Chief Executive Officer from September 1996 to January 1997 and as President from October 1996 to January 1997. He is also a Director of Baker, Fentress & Company and trustee of The J. P. Morgan Funds.

Frederick M. Lowther (term expires 2001)

  Mr. Lowther, age 56, has been a partner in the law firm of Dickstein, Shapiro, Morin & Oshinsky, LLP, Washington, D.C. since 1973. He has been a member of such firm's Executive Committee and chairman of its Compensation Committee since 1989. He is also Counsel to the Chairman of Key Span Energy. He has been a Director of the Company since August 1997. He is also a Director of Poseidon Resources Corporation and Gulf Midstream Services.

Howard H. Newman (term expires 2002)

  Mr. Newman, age 52, has been a Member and Managing Director of the investment firm of E.M. Warburg, Pincus & Co., LLC and a general partner of Warburg, Pincus & Co. since 1987. He is currently a member of the firm's Operating Committee. Prior to joining Warburg, Pincus, he held various positions with Morgan Stanley & Co., Incorporated. He became a director of the Company on January 8, 1999. Mr. Newman also serves on the Board of the Directors of ADVO, Inc., Newfield Exploration Company, RenaissanceRe Holdings, Ltd., Cox Insurance Holdings, Plc, Eagle Family Foods Holdings, Inc., Spinnaker Exploration, Inc., and several private companies.

Executive Officers

            Name             Age                      Title
            ----             ---                      -----
T. M Hamilton...............  56 Chairman, President and Chief Executive Officer
D. R. Henderson.............  49 Executive Vice President and Chief Operating
                                  Officer
R. S. Langdon...............  49 Executive Vice President, Finance and
                                  Administration, and Chief Financial Officer
J. K. Hartrick..............  47 Senior Vice President, General Counsel and
                                  Corporate Secretary

  Mr. Hamilton was elected Chairman and President, Chief Executive Officer in January 1997. Previously, Mr. Hamilton served Pennzoil Company for five years where he was Executive Vice President and President of Pennzoil Exploration & Production Company.

  Mr. Henderson was elected Executive Vice President and Chief Operating Officer in March 1997. He was Executive Vice President, Worldwide Exploration, of the Company from January 1997 to March 1997. Previously he held the position of Senior Vice President of Worldwide Exploration at Pennzoil Exploration & Production Company. Prior to that, he held various positions with Pennzoil Company and its subsidiaries, including Senior Vice President-- Exploration, Senior Vice President--International, and Senior Vice President-- Worldwide Exploration.

  Mr. Langdon was elected Executive Vice President, Finance and Administration and Chief Financial Officer in March 1997. Previously, he was an oil and gas consultant from August 1996 to March 1997. Prior to that, he held various positions with the Pennzoil Companies since 1991, including: Executive Vice President--International Marketing--Pennzoil Products Company, from June 1996 to August 1996; Senior Vice President--Business Development & Shared Services--Pennzoil Company from January 1996 to June 1996; and Senior Vice President--Commercial & Control--Pennzoil Exploration & Production Company from December 1991 to December 1995.

  Ms. Hartrick was elected Senior Vice President, General Counsel and Corporate Secretary in October 1997. Before joining EEX, she held various positions with Seagull Energy Corporation since 1987, including the office of Chief Counsel and Vice President, Environmental Affairs.

  All officers of the Company are elected annually by the Board of Directors. Officers may be removed by the Board of Directors whenever, in its judgement, the best interest of the Company will be served thereby.

Stock Ownership of Management and Certain Beneficial Owners of the Company

 Common Stock

  The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock as of March 13, 2000, by (i) each person who is known by the Company to own beneficially more than five percent of the such securities, (ii) each Director and nominee for Director, (iii) each officer identified under "Executive Compensation" and (iv) all Directors and executive officers as a group. Under Securities and Exchange Commission rules, several persons may be deemed to be the beneficial owners of the same shares. As a result, readers are urged to read the footnotes to the table.

                                                      Number of
                                                        Shares         Percent
                                                     Beneficially        of
                                                      Owned (1)         Class
                                                     ------------      -------
Wellington Management Company, LLP..................   5,945,899(2)     13.9
Vanguard Windsor Funds--Windsor Fund................   4,148,499(3)      9.7
Becker Capital Management, Inc......................   2,399,064(4)      5.6
First Pacific Advisors, Inc.........................   2,280,000(5)      5.3
Warburg, Pincus Equity Partners, L.P................  13,000,000(6)     23.3
T. M Hamilton.......................................     497,670(7)      1.2
F. S. Addy..........................................      50,819(8)        *
B. A. Bridgewater, Jr...............................      61,901(8)        *
F. M. Lowther.......................................      27,722(8)        *
M. P. Mallardi......................................      33,567(8)        *
H. H. Newman........................................  13,024,800(8)(9)  23.4
D. R. Henderson.....................................     121,100(10)       *
R. S. Langdon.......................................     112,563(10)       *
J. K. Hartrick......................................      78,023(11)       *
All Directors and Executive Officers as a Group (9
 persons)...........................................  14,008,165(12)    25.0

---------
  * Less than 1%
 (1) The number of shares owned includes shares held in the Company's Employee Stock Purchase and Savings Plan, restricted shares awarded under the Revised and Amended 1996 Stock Incentive Plan and the Amended and Restated 1998 Stock Incentive Plan, and shares subject to options or warrants exercisable as of March 13, 2000, or within 60 days thereafter, where applicable.
 (2) Based on information set forth in an amendment to Schedule 13G, filed February 11, 2000, these shares were reported, as of December 31, 1999, by Wellington Management Company, LLP ("WMC"), 75 State Street, Boston, MA 02109 as being owned by clients of WMC, of whom Vanguard Windsor Fund held dispositive power over greater than 5% of the class. WMC reported beneficial ownership of 1,071,400 shares with shared voting power and 5,945,899 shares with shared dispositive power.

 (3) Based on information set forth in an amendment to Schedule 13G, filed February 4, 2000, these shares were reported, as of December 31, 1999, by Vanguard Windsor Funds--Windsor Fund ("Vanguard"), P. O. Box 2600, Valley Forge PA 19482-2600. Vanguard reported beneficial ownership of 4,148,499 shares with sole voting power and 4,148,499 shares with shared dispositive power.
 (4) Based on information set forth in a Schedule 13G, filed January 31, 2000, these shares were reported, as of December 31, 1999, by Becker Capital Management, Inc. ("Becker Capital"), 1211 S.W. Fifth Avenue, Suite 2185, Portland, OR 97204. Becker Capital reported beneficial ownership of 1,983,096 shares with shared voting power and 2,399,064 shares with shared dispositive power.
 (5) Based on information set forth in an amendment to Schedule 13G, filed February 8, 2000, these shares were reported, as of December 31, 1999, by First Pacific Advisors, Inc. ("First Pacific"), 11400 West Olympic Blvd., Suite 1200, Los Angeles, CA 90064. First Pacific reported beneficial ownership of 150,000 shares with shared voting power and 2,280,000 shares with shared dispositive power.
 (6) These shares represent warrants owned by Warburg Pincus Equity Partners, L.P. and certain affiliated partnerships ("WPEP"). The sole general partner of WPEP is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages WPEP. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both entities. WP and EMW LLC may be deemed to beneficially own the warrants owned by WPEP. The address of each WPEP, WP, EMW LLC, Mr. Pincus and Mr. Newman is 466 Lexington Ave., 10th Floor, New York, NY 10017.
     The warrants are in three series, each exercisable for $12 per share of Common Stock: (a) Series A Warrants to acquire 10.5 million shares, exercisable for 10 years; (b) Series B Warrants to acquire 2.5 million shares, exercisable for 7 years, and (c) Series C Warrants to acquire 8 million shares, exercisable for 7 years. The Series A and Series B Warrants are exercisable for shares of Common Stock by paying cash or utilizing shares of Preferred Stock at the stated value on a gross or net basis and are included in the table. The Series C Warrants are currently exercisable only as a stock appreciation right (entitled to receive the cash difference between the exercise price and the market price of the Common Stock on the trading day prior to the date of exercise). The Company may, at its option prior to July 30, 2002, elect to allow the Series C Warrants to be exercised for shares of Common Stock by paying cash or by utilizing shares of Preferred Stock at the stated value on a gross or net basis. The Series C Warrants are not included in the table.
 (7) Includes 110,000 shares that are subject to options exercisable as of March 13, 2000, or within 60 days thereafter.
 (8) Includes 17,182 shares that are subject to options exercisable as of March 13, 2000, or within 60 days thereafter.
 (9) Mr. Newman is a Managing Director and member of EMW LLC and a general partner of WP. As such, Mr. Newman may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in the warrants described in footnote (6), above. Mr. Newman disclaims beneficial ownership of the warrants within the meaning of Rule 13d-3 under the Exchange Act or otherwise.
(10) Includes 50,000 shares that are subject to options exercisable as of March 13, 2000, or within 60 days thereafter.
(11) Includes 37,778 shares that are subject to options exercisable as of March 13, 2000, or within 60 days thereafter.
(12) Includes 13,327,021 shares that are subject to options and warrants exercisable as of March 13, 2000, or within 60 days thereafter.

 Preferred Stock

  All 1,621,172 outstanding shares of the shares of Preferred Stock are owned by Warburg, Pincus Equity Partners, L.P. and certain affiliated partnerships ("WPEP"). The sole general partner of WPEP is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages WPEP. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both entities. WP and EMW LLC may be deemed to beneficially own the Preferred Stock owned by WPEP. Howard H. Newman, a director of the Company, is a Managing Director and member of EMW LLC and a general partner of WP. As such, Mr. Newman may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminant portion of the Preferred Stock owned by WPEP. Mr. Newman disclaims beneficial ownership of the Preferred Stock within the meaning of Rule 13d-3 under the Exchange Act or otherwise.

  In addition, these shares of Preferred Stock, together with the warrants owned by WPEP, (or a pro rata portion thereof), upon the occurrence of a Change in Control (as defined in the Purchase Agreement between WPEP and the Company dated December 22, 1998), may, at the option of WPEP, be exchanged for 27,907,050 shares of Common Stock (subject to pro rata reduction if only a portion of the Preferred Stock and warrants are exchanged and subject to anti-dilution adjustments); provided that under certain circumstances, the Company may elect to pay WPEP cash in lieu of shares of Common Stock.

Board Committees

  The standing committees of the Board of Directors are the Audit Committee, the Compensation Committee and the Governance and Nominating Committee.

  The Audit Committee meets periodically with the independent and internal auditors; reviews annual financial statements and the independent auditors' work and report thereon; reviews the independent auditors' report on internal controls and related matters; selects and recommends to the

Board of Directors the appointment of the independent auditors; reviews the letter of engagement and statement of fees which pertain to the scope of the annual audit and certain special audit and non-audit work which may be required or suggested by the independent auditors; receives and reviews information pertaining to internal audits; directs and supervises special investigations; and performs any other functions deemed appropriate by the Board of Directors. Members of the Audit Committee are Messrs. Addy (Chairman), Bridgewater, Lowther, Mallardi and Newman. The Audit Committee met three times during 1999.

  The Compensation Committee establishes, approves, or recommends, to the Board of Directors, in those instances where its approval is required, the annual performance goals for and the compensation and major items related to the compensation of the Chief Executive Officer, officers and other key employees. The Committee also ensures that the Company implements plans for Chief Executive Officer succession and executive succession and administers the Company's stock option plans. Members of the Compensation Committee are Messrs. Mallardi (Chairman), Addy, Bridgewater, Lowther and Newman. The Compensation Committee met five times in 1999.

  The function of the Governance and Nominating Committee of the Board of Directors is to consider and make recommendations to the Board concerning the appropriate size and needs of the Board, including the annual nomination of Directors and names of candidates to fill vacant Board positions. The Committee reviews and makes recommendations concerning other policies related to the Board and Directors, including compensation, committee composition, structure and size, and retirement and resignation policies. The Committee is responsible for the periodic review of the Company's Corporate Governance Principles and other corporate governance issues and trends. Members of the Governance and Nominating Committee are Messrs. Bridgewater (Chairman), Addy, Lowther, Mallardi and Newman. The Governance and Nominating Committee met two times in 1999. The Governance and Nominating Committee will consider nominations for Director made by shareholders. Such nominations should be directed to the Corporate Secretary.

  During 1999, the Board of Directors met seven times. No Director attended fewer than 75 percent of the aggregate of the total number of Board meetings and the meetings of a committee on which he served.

                            EXECUTIVE COMPENSATION

Summary Compensation Table

  The following table provides information as to compensation paid by the Company and its subsidiaries for services rendered during the periods shown for the chief executive officer and each of the executive officers whose salary and bonus exceeded $100,000 in 1999 and who were serving at the end of the year (the "named executive officers").

                          SUMMARY COMPENSATION TABLE

                                   Annual Compensation                Long-Term Compensation
                              -------------------------------   -----------------------------------
                                                          Awards                   Payouts
                                                   ----------------------- ------------------------
                                                                Securities
                                                   Restricted     Under-
                                                     Stock        lying     Long-Term   All Other
   Name and Principal                                Awards      Options/   Incentive  Compensation
        Position         Year Salary($)   Bonus($)   ($)(1)      SARs (#)  Payouts ($)    ($)(2)
   ------------------    ---- ---------   -------- ----------   ---------- ----------- ------------
T. M. Hamilton.......... 1999  500,000         --   315,650(3)   300,000        --        2,400
 Chairman and President, 1998  500,000         --   307,520      230,000        --        2,400
 Chief Executive Officer 1997  484,848    300,000        --      333,334        --          901

D. R. Henderson......... 1999  262,000         --   110,763(4)   130,000        --        2,400
 Executive Vice          1998  260,000    125,000        --       50,000        --        2,400
  President              1997  242,424    150,000        --      146,667        --        2,000
 and Chief Operating
  Officer

R. S. Langdon........... 1999  262,000         --        --      130,000        --        2,367
 Executive Vice          1998  260,000    125,000        --       50,000        --        1,766
  President              1997  188,461(5) 150,000        --      133,334        --           --
 Finance and
  Administration
 and Chief Financial
  Officer

J. K. Hartrick.......... 1999  200,000         --    92,100(4)   100,000        --        2,400
 Senior Vice President,  1998  200,000     85,000        --       33,333        --        2,200
  General                1997   42,436     25,000        --       91,667        --           --
 Counsel and Corporate
 Secretary

---------
(1) At December 31, 1999, the number and value (based upon the closing price on that date) of the aggregate restricted stock holdings for named executives were as follows: T. M Hamilton, 96,667 shares; $284,008; D. R. Henderson, 66,034 shares, $194,008; R. S. Langdon, 8,334 shares, $24,485;
    and J. K. Hartrick, 39,034 shares, $114,682. The Company does not currently pay dividends on Common Stock; however, it would pay dividends on restricted stock shares at the same rate paid on Common Stock.
(2) Matching contributions to the Company's Employee Stock Purchase and Savings Plan.
(3) Mr. Hamilton received a restricted stock award of 50,000 shares on February 22, 1999. These shares are restricted for three years and subject to continued employment; the restrictions will be removed as to one-third of the shares at the end of each successive year. The restricted stock is valued for purposes of the Summary Compensation Table at the closing price of the Company's shares on the date of grant.
(4) In December 1999, the Company offered to exchange for restricted stock all employees' stock options with an exercise price greater than $20. The amount of the exchange was computed using a Black-Scholes option pricing model (using a risk-free interest rate of 6.1%, based on the average ten-year Treasury strip rates for October and November 1999 and stock price volatility of 49% based on the historical volatility using daily stock prices over the prior ten years). Mr. Henderson accepted the offer on December 27, 1999, and received 37,700 shares of restricted stock for stock options for 146,667 shares. Ms. Hartrick accepted the offer on December 29, 1999 and received 30,700 shares of restricted stock for stock options for 91,667 shares. Mr. Langdon accepted the offer in January 2000 and his exchange is not reported in this table. A similar offer was made to and accepted by Mr. Hamilton in January 2000 and is not reported in this table. The restrictions on the restricted stock exchanged are lifted as to one-third of the shares each year beginning December 7, 2001, subject to continued employment.
(5) Excludes $103,219 paid as fees and expenses in 1997 for consulting services to the Company which were rendered prior to Mr. Langdon's employment by the Company.

Option Grants Table

  The table below shows, for each of the named executive officers, certain information with respect to options granted in 1999.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                       Number of    Percentage
                       Securities    of Total                           Grant
                       Underlying  Options/SARs  Exercise               Date
                      Options/SARs  Granted to  Price Per              Present
                        Granted    Employees in   Share    Expiration   Value
        Name            (#) (1)    Fiscal Year  ($/Sh) (2)    Date      $(3)
        ----          ------------ ------------ ---------- ---------- ---------
T. M. Hamilton.......   300,000        17.5        6.00     2/23/09   1,421,071
D. R. Henderson......   130,000         7.6        6.00     2/23/09     615,797
R. S. Langdon........   130,000         7.6        6.00     2/23/09     615,797
J. K. Hartrick.......   100,000         5.8        6.00     2/23/09     473,690

---------
(1) Options become exercisable as to one-third of the grant each year after the date of grant beginning one year after the date of grant.
(2) Fair market value on the date of grant.
(3) Represents the hypothetical present value of each option determined by using the Black-Scholes Option Valuation Method based upon the terms of the option grant and the Company's stock price as of the date of the grant. The actual value, if any, an executive may realize will depend on the excess of the stock price on the date the option is exercised, and there is no assurance that the value ultimately realized will be at or near the value estimated. The assumptions used to arrive at the values shown are as follows: risk free interest rate of 5.2%, based on the ten-year Treasury strip rate on the date of the grant and stock price volatility of 68.7% based on the historical volatility using weekly stock prices over the prior three years, no dividend yield.

Aggregated Option Exercise Table

  The table below shows, for each of the named executive officers, the information specified with respect to exercised, exercisable and unexercisable options under all existing stock option plans.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                 Number of Securities
                                                Underlying Unexercised     Value of Unexercised
                                                      Options at          In-the-Money Options at
                            Shares     Value     December 31, 1999 (#)     December 31, 1999 ($)
                         Acquired On  Realized ------------------------- -------------------------
                         Exercise (#)   ($)    Exercisable Unexercisable Exercisable Unexercisable
                         ------------ -------- ----------- ------------- ----------- -------------
T. M Hamilton...........      --         --      10,000       853,334         --           --
D. R. Henderson.........      --         --       6,667       173,333         --           --
R. S. Langdon...........      --         --       6,667       306,667         --           --
J. K. Hartrick..........      --         --       4,444       128,889         --           --

Pension Plan Table

  Employees of the Company participate in the Retirement Plan of EEX Corporation (the "Plan") and a retirement income restoration plan (the "Restoration Plan"). The table below illustrates the amount of annual benefit payable on a normal retirement basis beginning at normal retirement age to a person in specified average salary and years-of-service classifications under the Plan and the Restoration Plan.

                              PENSION PLAN TABLE

                                                    Years of Service
                                         ---------------------------------------
Remuneration(1)                            15      20      25      30      35
---------------                          ------- ------- ------- ------- -------
200,000.................................  48,781  65,041  81,301  97,562 113,822
275,000.................................  68,468  91,291 114,114 136,937 159,759
350,000.................................  88,156 117,541 146,926 176,312 205,697
425,000................................. 107,843 143,791 179,739 215,687 251,634
500,000................................. 127,531 170,041 212,551 255,062 297,572
575,000................................. 147,218 196,291 245,364 294,437 343,509
650,000................................. 166,906 222,541 278,176 333,812 389,447
725,000................................. 186,593 248,791 310,989 373,187 435,384
800,000................................. 206,281 275,041 343,801 412,562 481,322

---------
(1) Highest average covered compensation over any consecutive five-year period

  Covered compensation consists of base wages. The credited years of service under the Plan, as of February 28, 2000 for Messrs. Hamilton, Henderson and Langdon, Ms. Hartrick are 3.1, 3.1, 2.9, and 2.3 years, respectively, and the highest average covered compensation during any consecutive five-year period for each of them is $500,000, $257,784, $258,229 and $200,000, respectively.

Compensation of Directors

  The compensation program for non-employee Directors, effective January 1, 1999, provides for an annual award to continuing Directors at the time of each annual meeting of the following:

  . Restricted stock with a value of $50,000, provided that a Director may elect to take up to 40% of the $50,000 in cash. The restrictions on the shares lapse five years after the award, or upon the Director's earlier retirement, death, disability, failure to be reelected or a change in control of the Company. On May 18, 1999, Messrs. Bridgewater, Lowther, Mallardi and Newman were awarded 7,618 shares of restricted stock, and Mr. Addy was awarded 4,571 shares of restricted stock and received $20,000.

  . A stock option valued at $50,000 under the Black-Scholes method. The stock option vests six months, and expires ten years, after the date of grant. On May 18, 1999, each of Messrs. Addy, Bridgewater, Lowther, Mallardi and Newman were awarded a stock option of 17,182 shares with an exercise price of $6.563.

  . A performance-based stock option that will vest, all or in part, after three years if the Company achieves certain performance goals during the three-year period. If the threshold performance goal is not met, then none of the option vests. On May 18, 1999, each of Messrs. Addy, Bridgewater, Lowther, Mallardi and Newman were awarded a performance stock option of 25,773 shares with an exercise price of $6.563.

Employment Contracts and Termination of Employment and Change in Control Agreements

  Messrs. Hamilton, Henderson and Langdon and Ms. Hartrick have entered into employment contracts with the Company providing for the employment of: Mr. Hamilton as Chairman and President, Chief Executive Officer; Mr. Henderson as Executive Vice President and Chief Operating Officer; Mr. Langdon as Executive Vice President, Finance and Administration, and Chief Financial Officer; and Ms. Hartrick as Senior Vice President, General Counsel and Corporate Secretary. Each of the contracts, as amended in February 1999, is automatically extended for a two-year term on a daily continuing basis. The contracts provided for a minimum annual salary of $500,000 for Mr. Hamilton, $250,000 for Mr. Henderson, $250,000 for Mr. Langdon, and $200,000 for Ms. Hartrick, plus an annual incentive bonus based upon performance goals set by the Compensation Committee that are reasonably expected to yield a target bonus. In 1999, the target bonuses for Messrs. Hamilton, Henderson and Langdon and Ms. Hartrick were 85%, 80%, 80% and 75%, respectively, of their annual base salaries. The contracts also contain provisions relating to the grant of stock options and the award of restricted stock. Each of Messrs. Hamilton, Henderson and Langdon and Ms. Hartrick have executed change in control agreements ("CIC Agreements") with the Company that provide certain benefits in the event their employment is terminated subsequent to a change in control of the Company (as defined in the CIC Agreements). The CIC Agreements are for continuous three-year terms until terminated by the Company upon specified notice and continue for three years following a change in control of the Company. The CIC Agreements provide that if the officer is terminated or if the officer elects to terminate employment under certain circumstances, within three years following a change in control of the Company, the officer shall be entitled to a lump-sum severance payment of three times the sum of the officer's base salary and target bonus, a prorated bonus in the year of termination, the value over exercise price of certain unexercised stock options, a three-year continuation of employee benefits, the equivalent of two years of service credit under the retirement program, and reimbursement of certain legal fees, expenses, and any excise taxes. In the event the same type of benefits or payments are payable under both the employment contracts and the CIC Agreements, the officers will receive the higher benefit or payment, but not duplicate benefits or payments.

Board Compensation Committee Report on Executive Compensation

  The Compensation Committee is responsible for oversight and administration of the Company's compensation policies and programs and specific salary, incentive, stock option and long term incentive awards to the Chief Executive Officer and the named executive officers. The Committee is composed entirely of outside directors. From time to time, the Committee receives advice on competitive pay levels and practices from independent, recognized consultants. It also reviews survey information on compensation collected by the Company and obtained from industry groups of which the Company is a member.

  Compensation Policies and Objectives. The Board Compensation Committee develops and oversees compensation programs it believes are needed to enhance shareholder value. The Committee has been guided by two primary objectives:

  . Offer incentive for business success by putting a significant portion of each executive's total pay at risk, based on Company performance.

  . Attract and keep outstanding executives by providing compensation opportunities consistent with or superior to those in the Company's industry for similar positions.

  The Company's compensation programs for executives are composed of the following elements:

  Base Salary Program. The Committee believes it is important to attract and retain high-caliber executives and employees, and in order to do this, the Company should attempt to pay fully competitive base salaries. The Committee has determined that base salaries, as a matter of policy, should be targeted at the 50th percentile of competitive levels for similarly qualified executives and employees in independent oil and gas companies. Additional pay, if any, should be through bonuses based on annual operating performance or through stock programs, reflecting total shareholder return.

  Salary levels for the executive officers are based upon assessment of each individual's performance, experience and value in attaining corporate financial and strategic objectives. The Committee compares the Company's annual cash payments (both salary and annual incentive) for named executive officers to recognized annual surveys of practice in its industry.

  Since Mr. Hamilton's employment as Chief Executive Officer in January 1997, he has been paid a base salary of $500,000 per year. He received no salary increase during 1999.

  Incentive Plan Compensation. It is the practice of the Committee to encourage positive annual operating results by annual incentive opportunities that put a significant portion of total pay at risk. The portion of compensation at risk is intentionally greater at higher executive levels in the Company. The incentive plan implemented for 1999 included financial targets and milestones related to exploration and development efficiency. Based upon the Committee's review of the Company's performance with respect to these goals, the Committee determined that, overall, the threshold level was not met.

  The Committee reviewed Mr. Hamilton's performance during 1999 and noted the successful acquisition of the Tesoro assets at the end of the year. The Committee further noted that, although oil and gas prices rebounded during 1999, the Company was not able to take full advantage of these higher prices, in part because of lack of success in exploration efforts. Accordingly, no bonuses for 1999 were paid to Mr. Hamilton and the named executives.

  During 1999, the Committee worked with management to develop a goal-based incentive plan for 2000, which was approved in December 1999. The plan is based upon measurable financial targets and milestones, and will be used as the basis for incentive compensation decisions in 2000.

  Stock Incentive Plans. The Committee believes that stock-based compensation programs are the single most important compensation vehicle available for encouraging senior executives to maximize total shareholder return, and that stock compensation can be an important part of the pay package for lower-level employees as well. In February 1999, the Committee awarded Mr. Hamilton 50,000 shares of restricted stock as a part of its incentive compensation determinations. The restrictions on the stock are lifted as to one-third of the shares each year beginning one year after the date of grant. Also in February, the Committee awarded Mr. Hamilton a stock option for 300,000 shares as a part of annual grants to all employees. Mr. Henderson, Mr. Langdon and Ms. Hartrick received stock option grants of 130,000 shares, 130,000 shares, and 100,000 shares, respectively. The exercise price of these options equaled the fair market value of the shares on the date the options were granted. One-third of these options will vest each year beginning one year after the date of grant.

  In December 1999, the Committee reviewed the stock options outstanding to all employees of the Company. In order to provide greater and more immediate incentives to maximize total shareholder return and to provide retention of key employees, the Committee decided to offer each holder an exchange of his or her stock options with an exercise price greater than $20 for restricted stock. The amount of the exchange was computed using a Black Scholes option pricing model. Mr. Hamilton's exchange offer was made and effective January 2000 and resulted in his receiving 123,300 shares of restricted stock in exchange for stock options for 463,334 shares. Similarly, Mr. Henderson received 37,700 shares of restricted stock for stock options for 146,667 shares in December 1999, Mr. Langdon received 40,600 shares of restricted stock for stock options for 133,334 shares in January 2000, and Ms. Hartrick received 30,700 shares of restricted stock for stock options for 91,667 shares in December 1999. The restrictions on the stock are lifted as to one-third of the shares each year beginning one year after the date of grant, subject to continued employment.

  Peer Group Selection. In May 1998, the Committee designated a peer group of companies. These companies (taking into account mergers and acquisitions that occurred within the group) continue to reflect those who most closely resemble the Company in assets and focus, and/or are among those that analysts routinely compare to the Company: Anadarko Petroleum Corp., Apache Corp., Burlington Resources, Inc., EOG Resources, Inc., Forest Oil Corp., Newfield Exploration Co., Noble Affiliates, Inc., Ocean Energy Inc., Pioneer Natural Resources Co., POGO Producing Co., Santa Fe Snyder Corp., Union Pacific Resources Group, Inc., and Vastar Resources, Inc.

  Section 162(m). No formal policy has been adopted by the Company with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of the Internal Revenue Code. The Committee intends to consider tax deductibility as one relevant factor in making future awards to executives but may decide that other factors outweigh the presentation of deductibility.

Dated: March 20, 2000              Compensation Committee
                                       M.P. Mallardi, Chairman
                                       F. S. Addy
                                       B.A. Bridgewater, Jr.
                                       F.M. Lowther
                                       H. H. Newman

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

  Mr. Addy, a member of the Compensation Committee served as interim Chairman and Chief Executive Officer from September 10, 1996 to January 13, 1997, and as President from October 30, 1996 to January 13, 1997.

  Mr. Newman became a Director in January 1999 and a member of the Compensation Committee in February 1999. In January 1999, the Company issued
1.5 million shares of Series B 8% Cumulative Perpetual Preferred Stock (the "Preferred Stock"), and warrants to acquire 21 million shares of Common Stock Warburg Pincus Equity Partners, L.P. and certain affiliated partnerships ("WPEP") in exchange for $150 million. The sole general partner of WPEP is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), manages WPEP. The members of the EMW LLC are substantially the same as the partners of WP. Mr. Newman is a Managing Director and member of EMW LLC and a general partner of WP. In addition, these shares of Preferred Stock, together with warrants owned by WPEP, (or a pro rata portion thereof), upon the occurrence of a Change in Control, may, at the option of WPEP, be exchanged for 27,907,050 shares of Common Stock (subject to pro rata reduction if only a portion of the Preferred Stock and warrants are exchanged and subject to anti-dilution adjustments); provided that under certain circumstances, the Company may elect to pay WPEP cash in lieu of shares of Common Stock.

Performance Graph

  Set forth below is a line graph comparing the percentage change in the cumulative total return to shareholders on the Company's Common Stock since it first began trading against (i) the cumulative total return of the S&P 500 Composite Stock Index and (ii) the Company's peer group consisting of Anadarko Petroleum Corp., Apache Corp., Burlington Resources, Inc., EOG Resources, Forest Oil Corp., Newfield Exploration Co., Noble Affiliates, Inc., Ocean Energy Inc., Pioneer Natural Resources Co., POGO Producing Co., Santa Fe Snyder Corp., Union Pacific Resources Group, Inc., and Vastar Resources, Inc. The graph assumes that the value of the investment in the Company's Common Stock, the index and peer group was $100 at January 3, 1995, the date the Company's stock first began trading, and that all dividends are reinvested.


                 COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN*
                  AMONG EEX CORPORATION, THE S & P 500 INDEX
                              AND A PEER GROUP

                       [PERFORMANCE GRAPH APPEARS HERE]

                                         Cumulative Total Return
                        -------------------------------------------------------
                        1/3/95     12/95     12/96     12/97     12/98     12/99
                        ------     -----     -----     -----     -----     ----
EEX CORPORATION        100.00     114.81    116.05     89.51     23.05      9.67
PEER GROUP             100.00     124.32    154.09    134.94     96.05    112.30
S & P 500              100.00     137.40    168.95    225.31    289.70    350.67

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the officers and directors of the Company and persons who own more than 10% of a registered class of the equity securities of the Company to file reports of beneficial ownership and changes in beneficial ownership with the SEC and the New York Stock Exchange. Based solely on its review of the copies of such reports received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 1999 its officers, directors and shareholders holding greater than 10% of the Company's Common Stock complied with all applicable filing requirements.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  On the recommendation of the Audit Committee, the Board of Directors has, subject to ratification by the shareholders, appointed Ernst & Young LLP as independent Certified Public Accountants of the Company for the year 2000. Ernst & Young LLP has been the Company's independent auditors since September 1997. Neither the firm nor any of its members has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be provided the opportunity to make a statement and will be available to respond to appropriate questions.

  Ratification of the appointment of Ernst & Young LLP as independent auditors for the year 2000 requires the majority of the votes cast on this proposal. The Board of Directors recommends that the shareholders vote "FOR" the ratification of Ernst & Young LLP as independent auditors.

                            SOLICITATION OF PROXIES

  This solicitation is being made by the Company. The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement, and Proxy, and the cost of further solicitation are to be borne by the Company. Solicitations may further be made by directors, officers, and regular employees of the Company, without additional compensation, use of the mails, telephone, facsimile transmission, or personal interview. No additional compensation will be paid for such solicitation. The Company will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation materials to beneficial owners of the Company's Common Stock. The Company has retained W. F. Doring & Co. at a cost of approximately $4,000 to assist in the solicitation of proxies.

                             SHAREHOLDER PROPOSALS

  In order to be considered for inclusion in the Company's Proxy Statement relating to its 2000 Annual Meeting, the Company must receive a shareholder's proposal no later than December 1, 2000. Such proposals should be addressed to the Corporate Secretary.

  The Company's Bylaws provide that in addition to any other applicable requirements, in order for a shareholder to properly bring business before an annual meeting or nominate a person for election to the Board, the shareholder must give timely written notice to the Corporate Secretary and provide certain specified information. The Company anticipates that the 2001 Annual Meeting of Shareholders will be held on May 8, 2001. To be timely, advance notice of any shareholder nominations of directors and of any shareholder proposal must be delivered to or mailed and received at the Company's principal executive offices on or before March 19, 2001 but no earlier than February 22, 2001. If a shareholder fails to provide timely notice of a proposal to be presented at the 2001 Annual Meeting, the Company's management will have discretionary authority with respect to proxies submitted to the 2001 Annual Meeting of Shareholders on any such proposal. Details regarding the procedural requirements for presenting a matter before a meeting of shareholders are available upon written request to the Corporate Secretary.

                                 OTHER MATTERS

  The Board of Directors does not intend to bring any other business before the meeting and has no reason to believe any will be presented to the meeting. If, however any other business should be properly presented at the meeting, the proxies named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

                           AVAILABILITY OF FORM 10-K

  Shareholders may obtain without charge another copy of the Company's Annual Report on Form 10-K (excluding certain of the exhibits thereto) for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission, by writing to the Corporate Secretary, EEX Corporation, 2500 City West Blvd., Suite 1400, Houston, TX 77042.

                                   By order of the Board of Directors

                                   Janice K. Hartrick
                                   Senior Vice President, General Counsel,
                                   and Corporate Secretary

Houston, Texas
March 31, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                     PROXY
                   FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
                                EEX CORPORATION
                           TO BE HELD ON MAY 9, 2000

     The undersigned hereby appoints T. M Hamilton and J. K. Hartrick, or either of them, as the lawful agents and Proxies of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of EEX Corporation held of record by the undersigned on March 13, 2000, at the Annual Meeting of Shareholders of EEX Corporation to be held at 2500 CityWest Blvd., Houston, Texas 77042 at 10:00 a.m. on May 9, 2000, or any adjournment or postponement thereof.

     It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder. WHERE NO CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE PROXY WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR IN NO. 1 AND "FOR" THE PROPOSAL SET FORTH IN NO. 2, BELOW.

     The undersigned hereby revokes all previous proxies relating to the shares of Common Stock covered hereby and confirms all that said Proxy may do by virtue hereof.

                                EEX CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

     1.  Election of Directors--B. A. Bridgewater, Jr. and M. P. Mallardi

         FOR                           WITHHOLD                     FOR
         BOTH                            BOTH                      EXCEPT*
         [_]                             [_]                         [_]





         _______________________________
         *Nominee Exception (print name)

     2.  Ratify the appointment of Ernst & Young as independent auditors.

         FOR                           AGAINST                     ABSTAIN
         [_]                             [_]                         [_]

     3. In his discretion, the Proxy is authorized to vote upon any matters which may properly come before the Annual Meeting, or any adjournment or postponement thereof.

                                  Dated: _________________, 2000
                                  __________________________________
                                  __________________________________
                                  Signature of Shareholder(s)

                                  This proxy must be signed exactly as the name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.